EXHIBIT 23(a)(iii)
SCHEDULE A
TO
AGREEMENT AND DECLARATION OF TRUST
OF THE
FUNDVANTAGE TRUST

SCHEDULE OF PORTFOLIOS

Portfolio	Classes	Series Creation Date

MBIA High Yield Fund	Retail/Institutional	January 22, 2007

MBIA Multi-Sector Inflation Protection Fund	Retail/Institutional	January 22, 2007

MBIA Core Plus Fixed Income Fund	Retail/Institutional	January 22, 2007

MBIA Municipal Inflation Protection Fund	Retail/Institutional	January 22, 2007

Lateef Fund	Class A/Class C/Class I	August 2, 2007

Boston Advisors US Small Cap Equity Fund	Institutional	December 14, 2007

Boston Advisors International Equity Fund	Institutional	December 14, 2007

Corverus Strategic Equity Fund	Class A/Class I	March 28, 2008

WHV International Equity Fund	Class A/Class I	September 19, 2008

Pemberwick Fund		June 12, 2009

Private Capital Management Value Fund	Class A/Class C/Class I/Class R	December 12, 2009